Exhibit 5.1
[Baker & McKenzie Letterhead]
Geneva, May 25, 2011
MA
Board of Directors
Weatherford International Ltd.
(a Swiss joint-stock corporation)
Re:	Weatherford International Ltd, a Swiss joint-stock corporation Registration Statement on Form S-3
Gentlemen,
A. CAPACITY
We have acted as special Swiss counsel to Weatherford International Ltd., a joint-stock corporation organized under the laws of Switzerland (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (“SEC”), relating to the registration of an indeterminate number of the Company’s registered shares, par value 1.16 Swiss francs per share (the “Registered Shares”). The Registered Shares are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.
B. DOCUMENTS EXAMINED
In acting as such counsel, we have examined the following:
(a)	the form of Registration Statement to be filed by the Company with the SEC;

(b)	a copy of the current version of the articles of association and organizational regulations of the Company;

(c)	copies of the circular board resolutions adopted by the Board of Directors of the Company as of February 25, 2009 and extracts of the minutes of meetings of the Board of Directors of the Company held on 25, 2011;

(d)	an excerpt of the Register of Commerce of Zug relating to the Company dated as of May 10, 2011; and

(e)	a certificate dated as of the date hereof and signed by an officer of the Company.
Except as stated above, we have not, for the purposes of this opinion, examined any other contract, instrument or other document affecting or relating to the above mentioned documents.

C. SEARCHES
For the purpose of giving this opinion we have relied on the search for any pending corporate actions with respect to the Company made in the Register of Commerce of Zug on May 24, 2011, and the excerpt referred to under paragraph B(d) above, to the exclusion of any other searches or inquiries.
D. ASSUMPTIONS
In giving this opinion, we have assumed:
(a)	the genuineness of all signatures;

(b)	the authenticity and completeness of all documents submitted to us as originals;

(c)	the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity and completeness of the original documents where certified copies or photocopies have been submitted;

(d)	the conformity to original documents and the completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents;

(e)	the due authority of the parties authenticating such documents;

(f)	the legal capacity of all natural persons;

(g)	that all corporate actions required to be taken for the authorization and issue of the Registered Shares have been validly and sufficiently taken by the board of directors or the shareholders of the Company, and that such corporate actions have not been amended, cancelled or revoked;

(h)	that no laws other than those of Switzerland would affect any of the conclusions stated in this opinion;

(i)	that all certificates and other documents which we have examined or on which we have expressed reliance remain accurate, in force and unrevoked, and that no additional matters would have been disclosed by a company search at the Register of Commerce of the Canton of Zug if carried out since the carrying out of the search referred to above; and

(j)	that at the time of issuance and sale of the Registered Shares, (i) a sufficient number of Registered Shares are authorized and reserved or available for issuance, (ii) the Registration Statement will be effective and continue to be effective, (iii) the sale of and payment for the Registered Shares will be in accordance with the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto), (iv) the consideration received for the issuance and sale of the Registered Shares is not less than the par value of the Registered Shares, and (v) the issuance and sale of the Registered Shares will not violate the articles of association or organizational regulations of the Company, any applicable law or any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or result in a default under or breach of any agreement or instrument binding on the Company.

In rendering our opinion, we have relied, to the extent we deem necessary and proper, on warranties and representations as to certain factual matters contained in the above mentioned documents.
E. OPINION
Based on the foregoing, and subject to the limitations and qualifications made herein, we are of the opinion that, upon the issuance and delivery of the Registered Shares as contemplated by the Registration Statement and upon receipt of the full consideration for the Registered Shares, the Registered Shares will be legally issued, fully paid and non assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
F. QUALIFICATIONS
This opinion is subject to the following qualifications:
(a)	A company search is not capable of revealing whether a winding-up petition has been presented; a notice of a winding-up order or of the appointment of a receiver may not be filed immediately at the Register of Commerce; in addition, there may be administrative delays at the Register of Commerce after submission of notices for filing.

(b)	The opinions expressed in the present letter are only made at the date thereof and cannot be relied upon for events, changes in law or new enactments of law which occur subsequent to the issuance of this letter. We undertake no obligation to update such opinion in connection with events occurring or coming to our attention after the date hereof.

(c)	Except as explicitly stated herein, we express no opinion in relation to the factual nature of any undertaking, representation or warranty contained in any of the documents reviewed, nor upon the commercial terms of the transactions contemplated thereby.

(d)	In rendering the foregoing opinion we are opining on the matters hereinafter referred to only insofar as they are governed by the laws of Switzerland as currently in effect. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Switzerland.
In this opinion, Swiss legal concepts are expressed in English terms and not in their original French, German or Italian terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Swiss law and be brought before a Swiss court.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Registered Shares by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.
This opinion is given only on behalf of Baker & McKenzie Geneva and not on behalf of any other member firms of Baker & McKenzie International. In this opinion, the expression “we,” “us” and “our” and like expressions should be construed accordingly.
Very truly yours,

/s/ Martin Anderson
Martin Anderson